UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2012

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA		95052-8039
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Gary E. Dickerson, age 54, has been appointed as President of Applied Materials, Inc. (“Applied” or the “Company”), effective June 19, 2012. Mr. Dickerson will report to Michael R. Splinter, Chairman and Chief Executive Officer of Applied. Mr. Splinter had also served as Applied’s President until Mr. Dickerson’s appointment to the position. Mr. Dickerson previously served as Chief Executive Officer and a director of Varian Semiconductor Associates, Inc. (“Varian”), from 2004 until Applied’s acquisition of Varian in November 2011 (the “merger”). Since then, Mr. Dickerson has been an employee of Applied reporting to Mr. Splinter on merger integration matters.

Mr. Dickerson’s initial annual salary as President will be $750,000, and he will be eligible to earn an annual target bonus of 150% of his base salary. The actual bonus earned, if any, will depend on the achievement of performance goals to be established by the Human Resources and Compensation Committee of Applied’s Board of Directors under the Applied Incentive Plan and will be prorated for Mr. Dickerson’s service from June 19, 2012.

Mr. Dickerson was granted an award of 500,000 performance shares under Applied’s Employee Stock Incentive Plan. Similar to other Applied executives, vesting of these shares requires the achievement of targeted levels of annual, adjusted relative operating profit margin by Applied as compared to a group of peer companies. The level of actual performance achieved will determine the number of shares (if any and not to exceed 500,000) that may vest over the four years ending July 1, 2016, so long as Mr. Dickerson remains an Applied employee through the vesting date. In addition, up to an additional 50% of any earned performance shares (that is, up to an additional 250,000 shares at maximum performance) may be earned by Mr. Dickerson if Applied’s total shareholder return for the two-year (eight fiscal quarter) period beginning with the third quarter of fiscal 2012 and ending with the second quarter of fiscal 2014 meets or exceeds certain total shareholder return levels relative to a peer group comprised of the companies in the Standard & Poor’s 500 Technology Sector. If earned, any such additional shares would vest on the same schedule as the shares earned through annual, adjusted relative operating profit margin performance.

In addition, Mr. Dickerson was granted an award of 550,000 shares of restricted stock under the Employee Stock Incentive Plan. Vesting of these shares requires the achievement of a targeted level of operating profit margin by Applied. If the targeted performance level is achieved, the shares are scheduled to vest in three annual installments (of 40%, 40% and 20%) over the three years ending June 19, 2015 (assuming continued employment by Mr. Dickerson through the vesting date).

If Applied terminates Mr. Dickerson’s employment without cause (as defined in Mr. Dickerson’s offer letter) on or after May 11, 2013, Mr. Dickerson will be entitled to receive a lump sum payment equal to 250% of his annual salary, but only if he signs an agreement with a release of claims and non-solicitation and non-disparagement provisions in favor of Applied. Under a change of control agreement adopted by Varian and approved by its Board of Directors prior to the merger, if Mr. Dickerson terminates employment with Applied before May 11, 2013, he will be entitled to a payment equal to 299% of his pre-merger salary and bonus, as well as continued participation in employee medical, dental, vision, life and disability insurance plans for up to 24 months. Mr. Dickerson’s right to a severance payment under his Varian change of control agreement will expire on May 10, 2013.

For the period between the closing of the merger and June 19, 2012, while Mr. Dickerson was working on merger integration matters as an employee of Applied, Mr. Dickerson’s compensation arrangements were as follows. He was paid fixed compensation of $2.5 million for the period through May 10, 2012. On May 11, 2012, Mr. Dickerson began receiving a salary of $667,430 per year, which had been his annual salary at Varian prior to the merger. Mr. Dickerson was not eligible for any bonuses or equity grants from Applied prior to his appointment as President. Also as part of Mr. Dickerson’s employment arrangements following the merger, Applied accelerated the vesting of equity awards that had been originally granted by Varian and that Applied had assumed as part of the merger and had converted into Applied stock options or rights to receive cash merger consideration. The accelerated awards consisted of Applied stock options (with a weighted average exercise price per share of $5.20) for 1,183,050 shares of Applied common stock, and 125,911 shares of Varian restricted stock that had been converted into rights to receive cash merger consideration.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Dated: June 21, 2012

	By:	/s/ Joseph J. Sweeney
Joseph J. Sweeney Senior Vice President, General Counsel and Corporate Secretary